Exhibit 19.1

Securities Trading and Insider Reporting Policy

Securities laws, rules and regulations in both the United States (“U.S.”) and Canada (together, “Securities Laws”) prohibit certain persons who are aware of Material Nonpublic Information (defined below) regarding a company from (a) buying, selling, gifting or otherwise trading the company’s Securities (defined below) and (b) providing such Material Nonpublic Information to other persons who may transact in the company’s Securities based on that information. The underlying principle of U.S. and Canadian Securities Laws is that the public should have the opportunity to decide whether to trade a Security based on information equally available to all market participants. Public confidence in our securities’ regulatory system is essential to maintaining both the integrity and efficiency of public capital markets and the trust of the investment community in Ovintiv Inc. (collectively with its Subsidiaries, “Ovintiv”).

I.
Purpose

Each Covered Person (defined below) must comply with applicable insider trading prohibitions and reporting requirements of the regulatory authorities in Canada, the U.S. Securities and Exchange Commission (“SEC”), the Toronto Stock Exchange (“TSX”) and the New York Stock Exchange (“NYSE”). This Securities Trading and Insider Reporting Policy (this “Policy”) is intended to:

1.
assist Covered Persons in complying with Securities Laws by providing them with guidance on insider trading restrictions and the timing of reporting requirements; and

2.
help safeguard both Covered Persons and Ovintiv against potential violations of Securities Laws, and against the appearance of any such violations, by (a) placing restrictions on persons who may know, or be presumed to know, Material Nonpublic Information; (b) prohibiting certain Securities transactions; and (c) requiring Reporting Insiders (defined below) to comply with applicable SEC reporting requirements.

However, this Policy in no way reduces the personal obligations imposed by law on an individual. Each Covered Person is personally responsible for their own compliance with Securities Laws, including insider trading prohibitions and reporting requirements. Anyone found to have violated Securities Laws related to insider trading may be subject to imprisonment, criminal fines and/or civil penalties (see Section XI).

II.
Definitions

1.
“Beneficial Ownership” means, with respect to any Security, having or sharing, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, the voting power (including the power to vote, or direct voting) and/or investment power (including the power to dispose, or direct disposition) of such Security.

2.
“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the States of Colorado and New York and that is not otherwise a federal holiday in the United States.

3.
“Calendar Day” means all days including, but not limited to, Saturdays, Sundays, and federal holidays.

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4.
“Covered Person” means any individual who is either a director, Employee or Contractor of Ovintiv.

5.
“General Counsel” means the Executive Vice-President & General Counsel of Ovintiv, or their designated delegate.

6.
“Material Information” means any information regarding a company where there is a likelihood that a reasonable investor would consider it important in making an investment decision with respect to the Securities of such company. Either positive or negative information may be Material Information and any information that could reasonably be expected to affect the price of the company’s Securities is considered material. With respect to Ovintiv, common examples of Material Information include, but are not limited to, (a) projections of future earnings or losses; (b) the fact that earnings or losses are inconsistent with prior guidance, projections or consensus expectations; (c) a pending significant acquisition, merger or joint venture; (d) a pending disposition of significant assets; (e) changes in senior management; (f) changes in dividend or share buyback policies; (g) offerings of additional Securities; (h) financial liquidity constraints; (i) a significant increase or decrease in production; (j) a significant supply chain disruption, (k) a significant legal or regulatory exposure; and (l) a significant cyber security incident.

7.
“Material Nonpublic Information” means any Material Information which has (a) not been broadly disclosed to the marketplace, such as through a news release or filing with the SEC; and (b) not had time to be fully absorbed by the marketplace. Material Nonpublic Information is not considered fully absorbed by the marketplace until two (2) Trading Days (defined below) have elapsed since public disclosure. The fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient to be considered widely disseminated even when the information is accurate.

8.
“Related Party” means, with respect to a person, family members who reside with such person (including their spouse, minor children, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in‐laws), anyone else living in the person’s household, and any family members who do not live in the household of such person but whose transactions in Ovintiv Securities are directed by such person or are subject to the influence or control of such person, such as parents or children who consult with such person before they trade in Ovintiv Securities (collectively referred to here as “Family Members”); trusts of which a person or such person’s Family Member is a trustee or has a beneficial or pecuniary interest; estates of which a person or such person’s Family Member is executor; and business or investment entities which a person or such person’s Family Member controls, influences, or manages.

9.
“Reporting Insiders” means directors and Section 16 Officers of Ovintiv.

10.
“Section 16 Officers” means “officer[s]” as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (the “1934 Act”). Section 16 Officers at Ovintiv specifically include the president, chief executive officer, chief financial officer, principal accounting officer, any vice-president in charge of a principal business unit, division or function and any other person who performs a policy-making function for Ovintiv.

11.
“Securities” means, with respect to a company, (a) all forms of shares and debt obligations issued by such company including, but not limited to, common shares, preferred shares, bonds, notes, debentures, convertibles, options, rights, warrants, and derivative securities (such as exchange-traded put or call options or swaps); and (b) other items as defined in applicable Securities Laws.

12.
“Trading Day” means any day on which the NYSE or the TSX, as applicable, are open for the buying and selling of equity Securities.

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III.
Policy Statement on Insider Trading

While in possession of Material Nonpublic Information relating to Ovintiv, neither Covered Persons, nor any of their respective Related Parties, may:

1.
other than as provided elsewhere in this Policy, directly or indirectly buy sell, gift, or otherwise trade Ovintiv Securities or otherwise engage in any other action that takes advantage of the Material Nonpublic Information;

2.
except as specifically permitted under applicable Ovintiv policies and procedures, including the Confidentiality and Disclosure Policies, pass the Material Nonpublic Information on to any person inside or outside of Ovintiv;

3.
suggest or otherwise recommend to any person that they buy, sell, gift or otherwise trade Ovintiv Securities or engage in any other action that takes advantage of the Material Nonpublic Information; and

4.
assist anyone engaged in any of the foregoing.

To the extent a Covered Person remains in possession of Material Nonpublic Information, this Policy will continue to apply after the termination of such person’s employment, contractual relationship, or affiliation with Ovintiv. In such a case, the Covered Person and their Related Parties may not undertake any of the prohibited actions set forth above until the Material Nonpublic Information becomes broadly disclosed to the marketplace or ceases to constitute Material Information.

The same prohibitions above apply to a Covered Person in possession of Material Nonpublic Information regarding another company that is gained through their employment with, or interactions at, Ovintiv (“Third-Party MNPI”). For example, knowledge of a large contract between Ovintiv and a small publicly traded company could constitute Third-Party MNPI relating to such company and should not be used by the Covered Person or their Related Parties to purchase the Securities of such company, whether directly or indirectly.

The mere fact that a person is aware of Material Nonpublic Information is a bar to trading. It is no excuse that such person’s reasons for trading were not based on the Material Nonpublic Information. If a Covered Person is uncertain as to whether it is legally permissible to enter into a Securities transaction related to Ovintiv or another company (as applicable), they should inquire with the General Counsel as to the existence of any potential restrictions before entering into such transaction. Any guidance provided by the General Counsel does not constitute legal advice. Each Covered Person is personally responsible for their own compliance, and the compliance of their Related Parties, with Securities Laws, including insider trading prohibitions and reporting requirements, and each Covered Person is encouraged to seek independent legal advice regarding the existence of trading restrictions or reporting requirements prior to executing a Securities transaction.

From time to time, Ovintiv may engage in transactions in its own Securities. It is Ovintiv’s policy to comply with all applicable Securities Laws when engaging in transactions in Ovintiv Securities.

IV.
Disclosure of Material Nonpublic Information

When disclosure of Material Nonpublic Information related to an Ovintiv matter is thought to be required, it is the responsibility of the appropriate officer or vice-president overseeing the matter to promptly contact the General Counsel (or another member of the Disclosure Committee) in accordance with Ovintiv’s Disclosure Policy to determine the appropriate action to be undertaken. If disclosure of the Material Nonpublic Information would be unduly detrimental to Ovintiv’s interests (e.g., financial results, status of

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negotiations, premature disclosure of acquisitions/divestitures and information which would benefit competitors), confidentiality should be carefully maintained by Covered Persons entrusted with the Material Nonpublic Information in accordance with Ovintiv’s Confidentiality Policy. Other than for necessary business purposes or as required by law, the Material Nonpublic Information must not be disclosed to any person. If it is unclear whether something constitutes Material Nonpublic Information, or whether disclosure is required as a necessary business purpose or by law, the matter should be discussed with the General Counsel prior to any disclosure or dissemination of such information.

V.
Blackout Periods

The Disclosure Committee determines blackout periods which expressly limit the ability of Ordinary and Special Blackout Insiders (each defined below) to buy or sell Ovintiv Securities. The following blackout periods will apply:

1.
Annual and Quarterly Financial Results’ Blackout Period.

a.
Covered Persons who receive or have access to undisclosed draft financial information during the preparation of Ovintiv’s annual or quarterly financial statements (“Ordinary Blackout Insiders”), as well as their Related Parties, will be deemed to be in possession of Material Nonpublic Information commencing fifteen (15) Calendar Days prior to the end of Ovintiv’s fiscal quarter or fiscal year (the “Financial Reporting Start Date”).

b.
Ordinary Blackout Insiders and Reporting Insiders, and their respective Related Parties must refrain from buying, selling, gifting or otherwise trading Ovintiv Securities from the Financial Reporting Start Date until two (2) full Trading Days have elapsed following the issuance of a news release disclosing Ovintiv’s annual or quarterly financial results (the “Financial News Release”).
i.
Where the Financial News Release occurs prior to both the NYSE and TSX opening on any Trading Day, the blackout period will expire following the close of the next trading on both the NYSE and TSX on such Trading Day.
ii.
Where the Financial News Release is issued during NYSE or TSX trading hours or after the close of the NYSE or TSX on any Trading Day, the blackout period will expire following the close of both the NYSE and TSX on the second subsequent Trading Day.

2.
Other Designated Blackout Periods

a.
Blackout periods may also be prescribed from time to time by the Disclosure Committee as a result of special circumstances relating to Ovintiv, pursuant to which Covered Persons who receive or have access to Material Nonpublic Information related to the special circumstance (“Special Blackout Insiders”) and their Related Parties will be precluded from buying, selling, gifting or otherwise trading Ovintiv Securities or the Securities of another company (where the context demands). All parties with knowledge of such special circumstances will be covered by the blackout, whether or not such parties are specifically identified as Special Blackout Insiders. Such parties may include external advisors such as legal counsel, investment bankers and counterparties in negotiations of potentially material transactions.

b.
Special Blackout Insiders and their Related Parties must refrain from buying or selling Ovintiv Securities (or the Securities of another company (where the context demands)) until either (i) two (2) full Trading Days have elapsed following the issuance of a news release disclosing the special circumstances necessitating the blackout period (the

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“Special News Release”) or (ii) the special circumstances cease to constitute Material Information. The timing restrictions set forth in Sections V.1.b.i. and V.1.b.ii. for a Financial News Release will also apply to any Special News Release. Special Blackout Insiders and their Related Parties must not disclose to others the fact that they are restricted from trading.

c.
In circumstances where Ovintiv is contemplating a significant transaction or activity that could reasonably be expected to raise Ovintiv’s profile in the marketplace, any applicable officer or vice-president involved in such transaction or activity must advise the General Counsel so that the General Counsel may provide appropriate direction to Covered Persons and otherwise facilitate compliance by Ovintiv with its legal obligations. The General Counsel may, in consultation with the Disclosure Committee, determine that the disclosure of the transaction or activity, if consummated, would constitute Material Nonpublic Information and will, in such circumstances, advise applicable Covered Persons of their status as Special Blackout Insiders and any trading restrictions applicable to Ovintiv’s and/or another company’s Securities.

VI.
Prohibited Transactions

In order to reduce legal risk, reduce the potential for conflicts of interest, and limit the appearance of improper or inappropriate conduct, Ovintiv prohibits Covered Persons (and their Related Parties) from certain short-term or speculative transactions. This prohibition includes engaging in any of the following activities with respect to Ovintiv Securities:

1.
Hedging. Conducting any transactions where the effect is to allow a Covered Person (or their Related Party) to continue to own Ovintiv Securities without the full financial risks of ownership (“Hedging Transactions”). Hedging Transactions include, but are not limited to, option strategies which involve selling a “call option” and/or purchasing a “put option”, equity swaps, prepaid variable forwards, and exchange funds.

2.
Short-Selling. Engaging in transactions where the effect is to sell Ovintiv Securities that a Covered Person (or their Related Party) does not Beneficially Own, has not fully paid for or has no right to Beneficially Own (a speculative practice commonly called “short selling” or “shorting”).

3.
Pledging Ovintiv Securities. Holding Ovintiv Securities in a margin account or otherwise pledging Ovintiv Securities as collateral for a loan, as any such Securities may be sold without a person’s consent, including during periods when such person is aware of Material Nonpublic Information or otherwise is not permitted to trade.

4.
Brokerage Arrangements. Other than as set forth in Section VIII, entering into any brokerage arrangements, including, but not limited to standing or limit orders, which might result in a sale of Ovintiv Securities at a time when such person is not permitted to trade.

VII.
Permitted Transactions

This Policy does not apply to the following transactions, except as specifically noted:

1.
401(k) Plan. This Policy does not apply to purchases of Ovintiv Securities in Ovintiv’s 401(k) plan resulting from an Employee’s periodic contribution of money to the plan pursuant to their payroll deduction election. This Policy does apply, however, to certain elections an Employee may make under the 401(k) plan, including an Employee’s election to: (a) increase or decrease the percentage of periodic contributions that will be allocated to Ovintiv shares; (b) make an intra-plan transfer of

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an existing account balance into or out of Ovintiv shares; (c) borrow money against the 401(k) plan if the loan will result in a liquidation of some or all of their Ovintiv shares; and (d) pre‑pay a 401(k) plan loan if the pre-payment will result in allocation of loan proceeds to Ovintiv shares.

2.
Stock Option Exercise. This Policy does not apply to the exercise of an Employee’s share options acquired pursuant to Ovintiv’s compensation plans, or to the exercise of a tax withholding right pursuant to which an Employee elects to have Ovintiv withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of Ovintiv shares as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

3.
Restricted Share Units. This Policy does not apply to the vesting of restricted share units, or the exercise of a tax withholding right pursuant to which an Employee elects to have Ovintiv withhold shares to satisfy tax withholding requirements upon the vesting of any restricted share units. The Policy does apply, however, to any market sale of restricted share units.

4.
Safe Harbor Plans. This Policy does not prevent the use of certain valid Safe Harbor Plans as defined in Section VIII.

VIII.
Safe Harbor Plans

While buying, selling, gifting, or otherwise trading Ovintiv Securities by a Covered Person or their Related Party who is not in possession of Material Nonpublic Information is permissible, Securities transactions are always judged in hindsight, and it can sometimes be difficult to ascertain the materiality of information or events at the time of a transaction. To alleviate these concerns, U.S. and Canadian Securities laws allow Covered Persons and their Related Parties to purchase or dispose of Securities utilizing certain methods which, when used properly, will provide the Covered Person or their Related Party with an affirmative defense to any allegations of insider trading.

1.
U.S. Safe Harbor: Rule 10b5-1. The SEC has adopted a safe harbor, Rule 10b5-1, which provides an affirmative defense against insider trading liability for Securities transactions that are undertaken pursuant to a documented and pre-arranged trading plan that meets certain conditions (“Rule 10b5-1 Plans”). Rule 10b5-1 Plans allow for the purchase and/or sale of Ovintiv Securities by a Covered Person or their Related Party during blackout periods or while the Covered Person or the Related Party is in possession of Material Nonpublic Information provided they have previously provided written instructions or other control to effect pre-planned purchases and/or sales of Ovintiv Securities to a third-party administrator. In addition to complying with requirements of Rule 10b5-1 under the 1934 Act, under this Policy, the adoption, amendment or termination of a Rule 10b5-1 Plan must meet the requirements set forth in Appendix A, “Guidelines for Rule 10b5-1 Plans.”

2.
Canadian Exemption: Automatic Purchase/Sale Plans. Under Canada’s securities legislation, there is an exemption from the general prohibition on insiders trading securities with knowledge of Material Nonpublic Information for trades made in respect of an “automatic plan” that was entered into prior to the acquisition of knowledge of such Material Nonpublic Information. Similar to the SEC’s Rule 10b5-1, the Canadian Securities Administrators (the “CSA”) have issued CSA Staff Notice 55-317 (“SN 55-317”) to provide guidance relating to the establishment and use of these automatic plans. SN 55-317 provides a form of “safe harbor” under Canada’s securities laws for dispositions of Ovintiv Securities by a Covered Person during blackout periods or while the Covered Person is in possession of Material Nonpublic Information provided, they have established an automatic plan for such dispositions (“Automatic Plans”, and together with Rule 10b5-1 Plans, “Safe Harbor Plans”). In order for an Automatic Plan to comply with the guidance in SN 55-317, among other things: (a) the Covered Person must establish that the Automatic Plan is entered into at a time when they are not in possession of Material Nonpublic Information; (b) the term of the Automatic Plan should be set to be sufficiently long to avoid any potential use of Material Nonpublic

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Information (for example, 12 months); and (c) the Automatic Plan should impose restrictions on a Covered Person’s ability to amend, suspend or terminate the Automatic Plan. There are other specific requirements in SN 55-317, including with respect to disclosure and oversight by Ovintiv in respect of setting up an Automatic Plan and Covered Persons are encouraged to contact the General Counsel to discuss these requirements prior to the implementation of an Automatic Plan. In addition, while SN 55-317 generally only covers automatic disposition plans, the guidance in the staff notice can also be used to formulate automatic purchase plans.

Ovintiv will treat the creation, modification or termination of a pre-planned trading program or arrangement established to meet the requirements of a Safe Harbor Plan as separate transactions subject to both the blackout period rules set forth in Section V of this Policy and the pre-clearance procedures set forth in Section IX of this Policy. Transactions effected pursuant to a properly established Safe Harbor Plan will not be subject to the blackout periods under Section V of this Policy. Persons subject to Section IX pre-clearance should coordinate any creation, modification, or termination of a Safe Harbor Plan with the General Counsel. Even though each transaction effected under Safe Harbor Plan does not need to be pre-cleared, Reporting Insiders must nonetheless comply with the reporting obligations set forth in Section X.

IX.
Pre-clearance

All transactions in Ovintiv Securities by Reporting Insiders and their Related Parties must be pre-cleared with the General Counsel or the office of the General Counsel. Persons subject to these restrictions should contact the General Counsel at least two (2) Business Days (or such shorter period as may be determined by the General Counsel in their sole discretion) in advance and may not effect any transaction subject to the pre-clearance request unless given clearance to do so, which clearance, if granted, will be valid for three (3) Business Days following the approval date. If a transaction for which clearance has been granted is not undertaken (i.e., the trade is not placed) within such three (3) Business Day period, or if the person acquires Material Nonpublic Information prior to executing the transaction, the transaction must be pre-cleared again. Any pre-clearance guidance provided by the General Counsel does not constitute legal advice.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any Material Nonpublic Information about Ovintiv and should describe fully those circumstances in the request. To the extent that a material event or development affecting Ovintiv remains nonpublic, the requestor will not be given permission to buy or sell Ovintiv Securities. Such persons may not be informed of the reason why they may not trade. Any person that is made aware of the reason for an event-specific prohibition on trading should in no event disclose the reason for the prohibition to third parties (including other Employees or Contractors) and should avoid disclosing the existence of the prohibition, if possible. Caution should be exercised when telling a broker or other person who suggested a trade that the trade cannot be effected at the time.

X.
Insider Reporting Requirements

Section 16 of the 1934 Act imposes certain reporting requirements on Reporting Insiders, including the following:

1.
Form 3: A Reporting Insider must file an initial report on Form 3 to disclose the Reporting Insider's holdings of Ovintiv’s equity Securities at the time of becoming a Reporting Insider. Even if no equity Securities are owned at that time, the Reporting Insider must file a Form 3 reporting that fact. The report on Form 3 is due within ten (10) Calendar Days after becoming a Reporting Insider.

2.
Form 4. A Reporting Insider should file a Form 4 to report any transaction or other change in

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their Beneficial Ownership of Ovintiv’s equity Securities. A report on Form 4 generally must be filed by the end of the second (2) Business Day following the date of execution of the transaction. Reportable transactions include not only open market purchases and sales, but also bona fide gifts, grants and exercises of options, acquisitions of phantom stock under a deferred compensation plan, and transfers of account balances into or out of Ovintiv equity Securities held through Ovintiv’s 401(k) plan.

3.
Form 5. A Reporting Insider should file a Form 5 to report (a) any transactions that occurred during the prior fiscal year that should have been reported on Form 4 but were not; and (b) certain other transactions (e.g., inheritances, contributions to and withdrawals from a voting trust, and expirations of short derivative securities positions). A report on Form 5 is due within forty-five (45) Calendar Days after the end of Ovintiv’s fiscal year. Form 5 is not necessary if all transactions and holdings subject to reporting during the fiscal year have been previously reported.

If a Reporting Insider fails to file a required report, or files a report late, Ovintiv is required to disclose the Reporting Insider's delinquency in its annual proxy statement and Form 10-K annual report. If the Reporting Insider regularly disregards the reporting deadlines, the SEC may institute enforcement proceedings that could result in sanctions (including monetary penalties) that are disclosable by Ovintiv in various public documents for up to five (5) years.

It is a recommended best practice for all Reporting Insiders to give the General Counsel immediate notice by e-mail to “^Insider Reporting Team” (located in the Global Address List of Microsoft Outlook) once an option is exercised or transaction completed. If a Reporting Insider has provided a Power of Attorney Form to the General Counsel authorizing filing of the foregoing reports on their behalf, Reporting Insiders must provide the General Counsel with transaction details on the day of their transaction so that a Form 4 filing can be completed within the required two (2) Business Day time period.

XI.
Civil and Criminal Liability for Violations of Insider Trading Laws

A Covered Person who is found to have violated one or more Securities Laws regarding insider trading exposes both themselves and Ovintiv to potential civil and criminal liability, as well as reputational damage. In instances where a Covered Person has provided Material Nonpublic Information to a third-party who trades on such information, penalties may apply whether or not the Covered Person derives, or even intends to derive, a financial profit or benefit from the third-party’s actions. For example, a person convicted of a violation of U.S. insider trading laws may be subject to:

1.
civil penalties including (a) a financial penalty up to three (3) times the amount of the profit made, or loss avoided, in the transaction or transactions and (b) being barred from holding certain director and officer positions at public companies;

2.
criminal penalties including (a) a fine of up to US$5 million and (b) imprisonment for up to twenty (20) years; and

3.
damages in the amount of the profit gained or loss avoided in the transaction or transactions awarded through private legal actions brought by market participants who traded the same class of Securities “contemporaneously” with and on the opposite side of the market from the person.

Insider trading cases are complex and may also result in related criminal charges including, but not limited to, bank fraud, securities fraud, tax fraud and wire/mail fraud which each carry separate criminal and/or civil penalties.

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XII.
Short-Swing Liability

A “Short-Swing Transaction” is any purchase and sale, or sale and purchase, of Ovintiv’s equity Securities within a period of less than six (6) months. Pursuant to Section 16(b) of the 1934 Act, a Reporting Insider is discouraged from misusing confidential information about Ovintiv for personal trading gain by eliminating the profit element from "short-swing" transactions by such Reporting Insider. Under Section 16(b), any profits realized by the Reporting Insider on a Short-Swing Transaction is recoverable by Ovintiv. Liability under Section 16(b) is strict and absolute, and it makes no difference if the Reporting Insider engaged in the Short-Swing Transaction innocently or inadvertently or did not possess any Material Nonpublic Information at the time of the transaction.

XIII.
Violations of this Policy

Actions that violate or appear to violate this Policy must be immediately reported to the General Counsel. Ovintiv may refer violations of this Policy or relevant Securities Laws to the appropriate regulatory authorities. All Employees are required to fully cooperate and assist in any investigation of an alleged violation of this Policy or relevant Securities Laws, whether the investigation is conducted internally by Ovintiv or externally by a regulatory authority. Violations of this Policy may result in disciplinary action by Ovintiv up to and including termination of employment or contract for cause, whether or not the failure to comply with this Policy results in a violation of Securities Laws.

XIV.
Further Information

Any questions concerning general insider trading or reporting matters should be directed to the General Counsel or the “^Insider Reporting Team” (located in the Global Address List of Microsoft Outlook). Any other questions about the interpretation or implementation of this Policy should be directed to the General Counsel.

*Capitalized terms not otherwise defined in this policy are defined in the Policies & Practices Glossary and such definitions are incorporated by reference into this policy to the extent used herein.

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Appendix A

Guidelines for Rule 10b5-1 Plans

As discussed above, Rule 10b5-1 provides an affirmative defense from insider trading liability. In order to be eligible to rely on this defense, Covered Persons and their Related Parties (together, “Insiders”) must enter into a Rule 10b5-1 Plan for transactions in Ovintiv Securities that meets certain conditions specified in Rule 10b5-1. Capitalized terms used in these guidelines without definition have the meaning set forth in the Policy.

These guidelines are in addition to, and not in lieu of, the requirements and conditions of Rule 10b5-1. The General Counsel will interpret and administer these guidelines for compliance with Rule 10b5-1, the Policy and the requirements below. No personal legal or financial advice is being provided by the General Counsel regarding any Rule 10b5-1 Plan or proposed trades. Insiders remain ultimately responsible for ensuring that their Rule 10b5-1 Plans and contemplated transactions fully comply with applicable Securities Laws. It is recommended that Insiders consult with their own attorneys or other advisors about any contemplated Rule 10b5-1 Plan. Note that for any Reporting Insider, the Company is required to disclose the material terms of their Rule 10b5-1 Plan (and may be required to disclose the material terms of Rule 10b5-1 Plans of their Related Parties), other than with respect to price, in its periodic report for the quarter in which the Rule 10b5-1 Plan is adopted or terminated or modified (as described below).

1.
Pre-Clearance Requirement. The Rule 10b5-1 Plan must be reviewed and approved in advance by the General Counsel or the Office of the General Counsel at least two (2) Business Days prior to the entry into the plan in accordance with the procedures set forth in the Policy and these guidelines.
2.
Time of Adoption. Subject to pre-clearance requirements described above, the Rule 10b5-1 Plan must be adopted at a time:
•
When the Insider is not aware of any Material Nonpublic Information; and
•
If the Insider is subject to blackout periods, a blackout period is not in effect.
3.
Plan Instructions. Any Rule 10b5-1 Plan adopted by any Insider must be in writing, signed, and either:
•
specify the amount, price and date of the sales (or purchases) of Ovintiv Securities to be effected;
•
provide a formula, algorithm or computer program for determining when to sell (or purchase) Ovintiv Securities, the quantity to sell (or purchase) and the price; or
•
delegate decision-making authority with regard to these transactions to a broker or other agent without any Material Nonpublic Information about Ovintiv or its Securities.

For the avoidance of doubt, Insiders may not subsequently influence how, when, or whether to effect purchases or sales with respect to the Securities subject to an approved and adopted Rule 10b5-1 Plan.

4.
No Hedging. Insiders may not have entered into or altered a corresponding or hedging transaction or position with respect to the Securities subject to the Rule 10b5-1 Plan and must agree not to enter into any such transaction while the Rule 10b5-1 Plan is in effect.
5.
Good Faith Requirements. Insiders must enter into the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rules 10b-5 and 10b5-1. Insiders must act in good faith with respect to the Rule 10b5-1 Plan for the entirety of its duration.

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6.
Certifications for Reporting Insiders. Reporting Insiders and their Related Parties that enter into Rule 10b5-1 Plans must certify that they are: (1) not aware of any Material Nonpublic Information about Ovintiv or Ovintiv Securities; and (2) adopting the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rules 10b-5 and 10b5-1 under the 1934 Act.
7.
Cooling Off Periods. The first trade under the Rule 10b5-1 Plan may not occur until the expiration of a cooling-off period as follows:
•
For Reporting Insiders (as well as their Related Parties), the later of (1) two (2) Business Days following the filing of Ovintiv’s Form 10-Q or Form 10-K for the completed fiscal quarter in which the Rule 10b5-1 Plan was adopted and (2) 90 Calendar Days after adoption of the Rule 10b5-1 Plan; provided, however, that the required cooling-off period shall in no event exceed 120 days.
•
For other Insiders, 30 Calendar Days after adoption of the Rule 10b5-1 Plan.
8.
No Overlapping Rule 10b5-1 Plans. An Insider may not enter into overlapping Rule 10b5-1 Plans (subject to certain exceptions). Please consult the General Counsel with any questions regarding overlapping Rule 10b5-1 Plans.
9.
Single Transaction Plans. An Insider may not enter into more than one Rule 10b5-1 Plan designed to effect the open-market purchase or sale of the total amount of Securities as a single transaction during any rolling 12-month period (subject to certain exceptions). A single-transaction plan is “designed to effect” the purchase or sale of Securities as a single transaction when the terms of the plan would, for practical purposes, directly or indirectly require execution in a single transaction.
10.
Modifications and Terminations. Modifications/amendments and terminations of an existing Rule 10b5-1 Plan are strongly discouraged due to legal risks and can affect the validity of trades that have taken place under the plan prior to such modification/amendment or termination. Under Rule 10b5-1 and these guidelines, any modification/amendment to the amount, price, or timing of the purchase or sale of the Securities underlying the Rule 10b5-1 Plan will be deemed to be a termination of the current Rule 10b5-1 Plan and creation of a new Rule 10b5-1 Plan. If an Insider is considering administerial changes to a Rule 10b5-1 Plan, such as changing the account information, the Insider should consult with the General Counsel in advance to confirm that any such change does not constitute an effective termination of the plan.

As such, the modification/amendment of an existing Rule 10b5-1 Plan must be reviewed and approved in advance by the General Counsel in accordance with pre-clearance procedures set forth in the Policy and these guidelines, and will be subject to all the other requirements set forth in Sections 2 - 9 of these guidelines regarding the adoption of a new Rule 10b5-1 Plan.

The termination (other than through an amendment or modification) of an existing Rule 10b5-1 Plan must be reviewed and approved in advance by the General Counsel in accordance with pre-clearance procedures set forth in the Policy and these guidelines. Except in limited circumstances, the General Counsel will not approve the termination of a Rule 10b5-1 Plan unless:

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The Insider is not aware of any Material Nonpublic Information; and
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If the Insider is subject to blackout periods, a blackout period is not in effect.

11 | Securities Trading and Insider Reporting Policy (October 2023)